Exhibit 3.37

Control No :07022844
Date filed: 07/11/2008 12:00 AM
Karen C Handel
Secretary of state
ARTICLES OF AMENDMENT
TO THE ARTICLES OF ORGANIZATION
OF
AURORA GEORGIA, LLC
1.
     The name of the limited liability company is Aurora Georgia, LLC (the “Company”).
2.
     The Articles of Organization of the Company were filed on March 15, 2007. The Company’s Articles of Organization are hereby amended by deleting Article 1 in its entirety and replacing it with a new Section 1 to read as follows:
“The name of the Limited Liability Company is:
Hardman Pathology ADX, LLC.”
[Signature on following page]

     IN WITNESS WHEREOF, Aurora Georgia, LLC has caused these Articles of Amendment to be executed by a duly authorized officer this 10th day of July, 2008.

AURORA GEORGIA, LLC
By:	/s/ Gregory A. Marsh
Gregory A. Marsh
Chief Financial Officer